UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the SEC Only (As Permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

SCHOLAR ROCK HOLDING CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 22, 2025

EXPLANATORY NOTE

On April 11, 2025, Scholar Rock Holding Corporation (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A (the “Proxy Statement”) and Notice of Annual Meeting of Stockholders (the “Notice”) relating to the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 22, 2025 at 12:00 noon Eastern Time. As previously disclosed, the board of directors of the Company has fixed the close of business on March 26, 2025, as the record date for determining stockholders entitled to vote at the Annual Meeting. Capitalized terms used in this supplement to the Proxy Statement (the “Supplement”) without definition have the same meanings as set forth in the Notice and the Proxy Statement.

This Supplement describes a recent change with respect to the Company’s independent registered public accounting firm. The information in this Supplement is in addition to the information provided by the Notice and the Proxy Statement and, except for the changes referenced herein, this Supplement does not modify any other information set forth in the Notice and the Proxy Statement.

Removal of Proposal 2 from Stockholder Consideration

On May 6, 2025, Ernst & Young LLP (“EY”), the Company’s independent registered public accounting firm notified the Company of its decision to decline to stand for re-election as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025. EY will cease providing services following the filing of the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2025.

As a result, the Company is withdrawing Proposal 2 from the agenda for the Annual Meeting, which called for a vote of stockholders on the ratification of the appointment of EY as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025. At this time, the Company does not intend to submit at the Annual Meeting any other proposal for ratification of the appointment of a new independent registered public accounting firm.

Supplemental Disclosure for the Proxy Statement

The Company is providing the following information, which has been reported by the Company in a Current Report on Form 8-K filed with the SEC on May 12, 2025, as supplemental disclosure to the Proxy Statement.

On May 6, 2025, the Company received notice from EY, the Company’s independent registered public accounting firm, of its decision to decline to stand for re-election as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025. EY will cease providing services following the filing of the Form 10-Q for the quarter ending March 31, 2025.

The reports of EY on the consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2024 and 2023 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended December 31, 2024 and 2023 and during the interim period through May 6, 2025, there were (i) no “disagreements” within the meaning of Item 304(a)(1)(iv) of Regulation S-K between the Company and EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, any of which, if not resolved to EY’s satisfaction, would have caused EY to make reference thereto in their reports, and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K.

The Company and its Audit Committee have initiated discussions with other independent registered public accounting firms in order to engage a new independent registered public accounting firm. The Company will disclose the engagement of the Company’s new independent accountant as required by, and in accordance with, the SEC’s rules and regulations.

SUBMISSION OF PROXIES; VOTING

The Company will not make available or distribute a new proxy card for the Annual Meeting, and you do not need to submit, a new proxy card or provide new voting instructions solely as a result of the withdrawal of Proposal 2.

If you have already submitted a proxy to vote your shares or submitted voting instructions, you are not required to take any action, unless you would like to change your vote. Your previously submitted proxy will be voted on the proposals submitted to a vote of stockholders at the Annual Meeting in the same manner as you instructed previously. If you previously submitted a proxy and submit a new proxy, your new proxy will supersede the one you previously submitted.

Because the Company is withdrawing Proposal 2 from the agenda for the Annual Meeting, we do not expect any broker non-votes to occur at the annual meeting. Proposal No. 1, to elect three Class I directors to our Board of Directors, each to serve until the 2028 Annual Meeting of stockholders and until his successor has been duly elected and qualified, or until his earlier death, resignation, or removal, and Proposal No. 3, to approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, are “non-routine” matters. If you do not instruct your broker how to vote with respect to these proposals, your broker may not vote your shares for these proposals. Assuming Proposal No. 1 and Proposal No. 3 are the only matters submitted to a vote of stockholders at the Annual Meeting, shares held by brokers that have not received instructions from the beneficial owner of the shares with respect to how those shares are to be voted at the Annual Meeting will not be entitled to vote at the Annual Meeting and accordingly will not count toward the establishment of a quorum. Shares that are voted “abstain” or “withheld” will be counted as present for purposes of determining whether a quorum is present at the Annual Meeting, but will have no effect on the outcome of the vote on Proposal 1 or Proposal 3.

This Supplement should be read in conjunction with the Proxy Statement. If you have already submitted a proxy to vote your shares or provided voting instructions, you do not need to take any action unless you wish to change your vote. Information on how to submit a proxy to vote your shares and to revoke a previously submitted proxy is available in the Proxy Statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 22, 2025:

The Proxy Statement is available for viewing, printing and downloading at www.scholarrock.com.